Exhibit 4.3

SOUTH TEXAS OIL COMPANY

CERTIFICATE TO SET FORTH DESIGNATIONS, VOTING POWERS,
PREFERENCES, LIMITATIONS, RESTRICTIONS, AND RELATIVE
RIGHTS OF

SERIES A CONVERTIBLE PREFERRED STOCK

It is hereby certified that:

I.           The name of the corporation is South Texas Oil Company. (the “Corporation”), a Nevada corporation.

II.           Set forth hereinafter is a statement of the voting powers, preferences, limitations, restrictions, and relative rights of shares of Series A Convertible Preferred Stock hereinafter designated as contained in a resolution of the Board of Directors of the Corporation pursuant to a provision of the Articles of Incorporation of the Corporation permitting the issuance of Preferred Stock by resolution of the Board of Directors (this “Certificate of Designation”):

Series A Convertible Preferred Stock, $0.001 par value.

1.           Designation: Number of Shares.  The designation of said series of Preferred Stock shall be Series A Convertible Preferred Stock (the “Series A Preferred Stock”). The number of shares of Series A Preferred Stock shall be 2,000,000.  Each share of Series A Preferred Stock shall have a stated value equal to $10.00 (as adjusted for any stock dividends, combinations or splits with respect to such shares) (the “Stated Value”) and $0.001 par value.

2.           Liquidation Rights.

(a)           In the event the Corporation voluntarily or involuntarily liquidates, dissolves or winds up, the Holders at the time shall be entitled to receive liquidating distributions in the amount of $10.00 per share of Series A Preferred Stock, out of assets legally available for distribution to the Corporation’s stockholders, before any distribution of assets is made to the holders of the Common Stock (as defined in Paragraph 3(j) below) or other class of stock presently authorized or to be authorized (the Common Stock and such other stock being hereinafter collectively, the “Junior Securities”).  After payment of the full amount of such liquidating distributions to Holders of Series A Preferred Stock (on an as converted basis), the Holders will not be entitled to any further participation in any distribution of assets by, and shall have no right or claim to any remaining assets of, the Corporation.

(b)           In the event the assets of the Corporation available for distribution to stockholders upon any liquidation, dissolution or winding-up of the affairs of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full the amounts payable with respect to all outstanding shares of the Series A Preferred Stock, Holders shall share ratably in any distribution of assets of the Corporation in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.

(c)           The Corporation’s consolidation or merger with or into any other entity, the consolidation or merger of any other entity with or into the Corporation, or the sale of all or substantially all of the Corporation’s property or business will not constitute its liquidation, dissolution or winding up.

1 of 6
South Texas Oil Company
Certificate Series A Convertible Preferred

3.           Conversion into Common Stock.  Shares of Series A Preferred Stock shall have the following conversion rights and obligations:

(a)           Subject to the further provisions of this Paragraph 3 each Holder of shares of Series A Preferred Stock shall have the right at any time subsequent to ninety (90) days after the issuance to the Holder of Series A Preferred Stock, to convert such shares into fully paid and non-assessable shares of Common Stock of the Corporation determined in accordance with the Conversion Price provided in Paragraph 3(b) below (the “Conversion Price”); provided, that the aggregate Stated Value to be converted shall be at least $10,000 (unless if at the time of such conversion the aggregate Stated Value of all shares of Series A Preferred Stock registered to the Holder is less than $10,000, then the whole amount may be converted).

(b)           The number of shares of Common Stock issuable upon conversion of each share of Series A Preferred Stock shall equal (i) the Stated Value per share of Series A Preferred Stock, (ii) divided by the Conversion Price.  The Conversion Price shall be $0.50 per share of Common Stock into which the Series A Preferred Stock is being converted.

(c)           Holder will give notice of its decision to exercise its right to convert the Series A Preferred Stock, or part thereof, by telecopying an executed and completed “Notice of Conversion” (a form of which is annexed as Exhibit A to this Certificate of Designation) to the Corporation via confirmed telecopier transmission.  The Holder will not be required to surrender the Series A Preferred Stock certificate until in each case the Series A Preferred Stock has been fully converted.  Each date on which a Notice of Conversion is telecopied to the Corporation in accordance with the provisions hereof shall be deemed a “Conversion Date.”  The Corporation will itself or cause the Corporation’s transfer agent to transmit the Corporation’s Common Stock certificates representing the Common Stock issuable upon conversion of the Series A Preferred Stock to the Holder via express courier for receipt by such Holder within five (5) business days after receipt by the Corporation of the Notice of Conversion (the “Delivery Date”).  In the event the Common Stock is electronically transferable, then delivery of the Common Stock must be made by electronic transfer provided request for such electronic transfer has been made by the Holder.  A Series A Preferred Stock certificate representing the balance of the Series A Preferred Stock not so converted will be provided by the Corporation to the Holder if requested by Holder, provided the Holder has delivered the original Series A Preferred Stock certificate to the Corporation.  To the extent that a Holder elects not to surrender Series A Preferred Stock for reissuance upon partial payment or conversion, the Holder hereby indemnifies the Corporation against any and all loss or damage attributable to a third-party claim in an amount in excess of the actual amount of the Series A Stated Value then owned by the Holder.

In the case of the exercise of the conversion rights set forth in paragraph 3(a) the conversion privilege shall be deemed to have been exercised and the shares of Common Stock issuable upon such conversion shall be deemed to have been issued upon the date of receipt by the Corporation of the Notice of Conversion.  The person or entity entitled to receive Common Stock issuable upon such conversion shall, on the date such conversion privilege is deemed to have been exercised and thereafter, be treated for all purposes as the record holder of such Common Stock and shall on the same date cease to be treated for any purpose as the record Holder of such shares of Series A Preferred Stock so converted.

Upon the conversion of any shares of Series A Preferred Stock no adjustment or payment shall be made with respect to such converted shares on account of any dividend on the Common Stock, except that the Holder of such converted shares shall be entitled to be paid any dividends declared on shares of Common Stock after conversion thereof.

2 of 6
South Texas Oil Company
Certificate Series A Convertible Preferred

The Corporation shall not be required, in connection with any conversion of Series A Preferred Stock, to issue a fraction of a share of its Series A Preferred Stock or Common Stock and may instead deliver a stock certificate representing the next whole number.

(d)           The Conversion Price determined pursuant to Paragraph 3(b) shall be subject to adjustment from time to time as follows:

(i)           In case the Corporation shall at any time (A) declare any stock dividend or distribution on its Common Stock of the Corporation other than the Series A Preferred Stock,  (B) split or subdivide the outstanding Common Stock, (C) combine the outstanding Common Stock into a smaller number of shares, or (D) issue by reclassification of its Common Stock any shares or other securities of the Corporation, then in each such event the Conversion Price shall be adjusted proportionately so that the Holders of Series A Preferred Stock shall be entitled to receive the kind and number of shares or other securities of the Corporation which such Holders would have owned or have been entitled to receive  after the happening of any of the events described above had such shares of Series A Preferred Stock been converted immediately prior to the happening of such event (or any record date with respect thereto).  Such adjustment shall be made whenever any of the events listed above shall occur. An adjustment made to the Conversion pursuant to this Paragraph 3(d)(i) shall become effective immediately after the effective date of the event retroactive to the record date, if any, for the event.

(e)           (i)  In case of any merger of the Corporation with or into any other corporation (other than a merger in which the Corporation is the surviving or continuing corporation and which does not result in any reclassification, conversion, or change of the outstanding shares of Common Stock) then unless the right to convert shares of Series A Preferred Stock shall have terminated, as part of such merger lawful provision shall be made so that Holders of Series A Preferred Stock shall thereafter have the right to convert each share of Series A Preferred Stock into the kind and amount of shares of stock and/or other securities or property receivable upon such merger by a Holder of the number of shares of Common Stock into which such shares of Series A Preferred Stock might have been converted immediately prior to such consolidation or merger.  Such provision shall also provide for adjustments, which shall be as nearly equivalent, as may be practicable to the adjustments provided for in Paragraph (d) of this Paragraph 3.  The foregoing provisions of this Paragraph  3(e) shall similarly apply to successive mergers.

(ii)           In case of any sale or conveyance to another person or entity of the property of the Corporation as an entirety, or substantially as an entirety, in connection with which shares or other securities or cash or other property shall be issuable, distributable, payable, or deliverable for outstanding shares of Common Stock, then, unless the right to convert such shares shall have terminated, lawful provision shall be made so that the Holders of Series A Preferred Stock shall thereafter have the right to convert each share of the Series A Preferred Stock into the kind and amount of shares of stock or other securities or property that shall be issuable, distributable, payable, or deliverable upon such sale or conveyance with respect to each share of Common Stock immediately prior to such conveyance.

3 of 6
South Texas Oil Company
Certificate Series A Convertible Preferred

(f)           Commencing with February 1, 2009, and until no share of Series A Preferred Stock is outstanding, other than in the case of an Excepted Issuance, if the Corporation issues any Common Stock or securities convertible into or exchangeable or exercisable for Common Stock, prior to the complete conversion of the Series A Preferred Stock for a consideration less than the Conversion Price immediately in effect prior to such sale or issuance, then immediately prior to such sale or issuance the Conversion Price of the Series A Preferred Stock shall be reduced to such other lower price.  For purposes of this adjustment, the issuance of any security or debt instrument of the Corporation carrying the right to convert such security or debt instrument into Common Stock or of any warrant, right or option to purchase Common Stock shall result in an adjustment to the Conversion Price upon the issuance of the above- described security, debt instrument, warrant, right, or option if such issuance is at a price lower than the Conversion Price in effect upon such issuance and again upon the issuance of shares of Common Stock upon exercise of such conversion or purchase rights if such issuance is at a price lower than the then applicable Conversion Price.  Common Stock issued or issuable by the Company for no consideration will be deemed issuable or to have been issued for $0.001 per share of Common Stock.  The reduction of the Conversion Price described in this paragraph is in addition to other rights of the Holder described in this Certificate of Designation and that certain Securities Exchange Agreement, dated February20, 2009, by and among the Corporation, its subsidiaries and the Longview Fund, L.P., a California limited partnership.  For purposes hereof, “Excepted Issuance” means (i) any issuances of shares of Common Stock upon exercise or conversion of any options, warrants, convertible notes or other convertible securities outstanding on February 1, 2009, and provided that the conversion price, exchange price, exercise price or other purchase price is not reduced, adjusted or otherwise modified and the number of shares issued or issuable is not increased (whether by operation of law or in accordance with the relevant governing documents or otherwise) on or after February 1, 2009, and (ii) any grants of options or warrants to purchase shares of Common Stock and issuances of shares of Common Stock to officers, employees and directors of, and consultants and advisors to, the Corporation or any of the subsidiaries as compensation for the performance of bona fide services for the Corporation or any of the subsidiaries, as provided in and limited by the Corporation’s Equity Incentive Compensation Plan, which Plan is in effect on February 1, 2009.

(g)           Whenever the Conversion Price of the Series A Preferred Stock is required to be adjusted as provided in this Paragraph 3, the Corporation shall forthwith compute the adjusted Conversion Price and prepare a certificate setting forth such adjusted Conversion Price and the facts upon which such adjustment is based, and such certificate shall forthwith be filed with the Corporation’s transfer agent for the Series A Preferred Stock and the Common Stock; and the Corporation shall mail to each Holder of record of Series A Preferred Stock notice of such adjusted Conversion Price not later than the first business day after the event, giving rise to the adjustment.

(h)           In case at any time the Corporation shall propose:

(i)           to pay any dividend or distribution payable in shares upon its Common Stock or make any distribution (other than cash dividends) to the Holders of its Common Stock; or

(ii)           to offer for subscription to the Holders of its Common Stock any additional shares of any class or any other rights; or

(iii)           any capital reorganization or reclassification of its shares or the merger of the Corporation with another corporation (other than a merger in which the Corporation is the surviving or continuing corporation and which does not result in any reclassification, conversion, or change of the outstanding shares of Common Stock); or

(iv)           the voluntary dissolution, liquidation or winding-up of the Corporation;

then, and in any one or more of said cases, the Corporation shall cause at least fifteen (15) days prior notice of the date on which (A) the books of the Corporation shall close or a record be taken for such stock dividend, distribution, or subscription rights, or (B) such capital reorganization, reclassification, merger, dissolution, liquidation or winding-up shall take place, as the case may be, to be mailed to the Corporation’s transfer agent for the Series A Preferred Stock and for the Common Stock and to the Holders of record of the Series A Preferred Stock.

(i)           So long as any shares of Series A Preferred Stock shall remain outstanding and the Holders thereof shall have the right to convert the same in accordance with provisions of this Paragraph 3 the Corporation shall at all times reserve from the authorized and unissued shares of its Common Stock 150% of number of shares to provide for such conversions.

4 of 6
South Texas Oil Company
Certificate Series A Convertible Preferred

(j)           The term “Common Stock” as used in this Paragraph 3 shall mean the $0.001 par value Common Stock of the Corporation as such stock is constituted at the date of issuance thereof or as it may from time to time be changed or shares of stock of any class of other securities and/or property into which the shares of Series A Preferred Stock shall at any time become convertible pursuant to the provisions of this Paragraph 3.

(k)           The Corporation shall pay the amount of any and all issue taxes (but not income taxes) which may be imposed in respect of any issue or delivery of stock upon the conversion of any shares of Series A Preferred Stock, but all transfer taxes and income taxes that may be payable in respect of any change of ownership of Series A Preferred Stock or any rights represented thereby or of stock receivable upon conversion thereof shall be paid by the person or persons surrendering such stock for conversion.

(l)           In the event a Holder shall elect to convert any shares of Series A Preferred Stock as provided herein, the Corporation may not refuse conversion based on any claim that such Holder or any one associated or affiliated with such Holder has been engaged in any violation of law, or for any other reason unless, an injunction from a court, on notice, restraining and or enjoining conversion of all or part of said shares of Series A Preferred Stock shall have been issued and the Corporation posts a surety bond for the benefit of such Holder in the amount of 120% of the Stated Value of the Series A Preferred Stock sought to be converted, which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such Holder in the event it obtains judgment.

(m)           In addition to any other rights available to the Holder, if the Corporation fails to deliver to the Holder such certificate or certificates pursuant to Section 3(c) by the Delivery Date and, if after the Delivery Date, the Holder or a broker on the Holder’s behalf purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Common Stock which the Holder anticipated receiving upon such conversion (a "Buy-In"), then the Corporation shall pay in cash to the Holder (in addition to any remedies available to or elected by the Holder) within five (5) business days after written notice from the Holder, the amount by which (A) the Holder's total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (B) the aggregate sales proceeds of the Common Stock the Holder anticipated receiving upon such conversion of the shares of Series A Preferred Stock for which such conversion was not timely honored, together with interest thereon at a rate of 15% per annum, accruing until such amount and any accrued interest thereon is paid in full (which amount shall be paid as liquidated damages and not as a penalty).  The Holder shall provide the Corporation written notice indicating the amounts payable to the Holder in respect of the Buy-In.

(n)           The Corporation and Holder may not convert that amount of the Preferred Stock on a Conversion Date in amounts that would result in the Holder having a beneficial ownership of Common Stock which would be in excess of the sum of (i) the number of shares of Common Stock beneficially owned by the Holder and its affiliates on such Conversion Date, and (ii) the number of shares of Common Stock issuable upon the conversion of the Preferred Stock with respect to which the determination of this proviso is being made on such Conversion Date, which would result in beneficial ownership by the Holder and its affiliates of more than 9.99% of the outstanding shares of Common Stock of the Corporation.  For the purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13d-3 thereunder.  Subject to the foregoing, the Holder shall not be limited to successive exercises which would result in the aggregate issuance of more than 9.99%.  The Holder may allocate which of the equity of the Corporation deemed beneficially owned by the Holder shall be included in the 9.99% amount described above and which shall be allocated to the excess above 9.99%.  The Holder may revoke or waive the conversion limitation described in this Section in whole or in part, upon and effective after 61 days prior written notice to the Corporation.

5 of 6
South Texas Oil Company
Certificate Series A Convertible Preferred

    4.           Voting Rights.  The shares of Series A Preferred Stock shall not have voting rights.

5.           Status of Converted Stock.  In case any shares of Series A Preferred Stock shall be converted to Common Stock, the shares so converted shall resume the status of authorized but unissued shares of Preferred Stock and shall no longer be designated as Series A Preferred Stock.

6.           Amendment.  The powers, designations, preferences, limitations, restrictions, conversion provisions and procedures, and all other rights appurtenant to the series of stock as certified herein, may be amended by a resolution of the board of directors, as approved by a vote of the stockholders then holding a majority of the issued and outstanding shares of the series of stock certified herein.

IN WITNESS WHEREOF, the Corporation has caused this Certificate be duly executed by its undersigned officer thereunto duly authorized, this 20th day of February 2009.

SOUTH TEXAS OIL COMPANY

By:	/s/ Michael J. Pawelek
Michael J. Pawelek, Chief Executive Officer

6 of 6
South Texas Oil Company
Certificate Series A Convertible Preferred

EXHIBIT A

                                          NOTICE OF CONVERSION

(To Be Executed By the Registered Holder in Order to Convert the Series A  Convertible Preferred Stock of South Texas Oil Corporation)

The undersigned hereby irrevocably elects to convert $______________ of the Stated Value of the above Series A Convertible Preferred Stock into shares of Common Stock of South Texas Oil Corporation (the "Corporation") according to the conditions hereof, as of the date written below.

Date of Conversion:_____________________________________________________________________

Applicable Conversion Price    $ ______________

Number of Common Shares Issuable Upon This Conversion:______________________________________

HOLDER:_____________________________________________________________________________

Signature:_____________________________________________________________________________

Print Name:____________________________________________________________________________

Address:______________________________________________________________________________

_____________________________________________________________________________________

Deliveries Pursuant to this Notice of Conversion Should Be Made to:

_____________________________________________________________________________________

_____________________________________________________________________________________

_____________________________________________________________________________________